UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2010
DiamondRock Hospitality Company
(Exact name of registrant as specified in its charter)

Maryland	001-32514	20-1180098

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 1500 Bethesda, MD	20814

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 744-1150
6903 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement
On August 6, 2010, DiamondRock Hospitality Company (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, DiamondRock Hospitality Limited Partnership, Wells Fargo Bank, National Association, Bank of America, N.A., Deutsche Bank Securities Inc., Citibank, N.A and certain other lenders named therein. The Credit Agreement provides for a $200 million unsecured revolving credit facility. Wells Fargo Securities LLC and Banc of America Securities LLC are joint lead arrangers and bookrunners of the Credit Agreement. The Company’s operating partnership, DiamondRock Hospitality Limited Partnership, is the borrower under the Credit Agreement and certain of the Company’s material subsidiaries guarantee its obligations under the Credit Agreement.
The Credit Agreement has a term of 36 months. The Company may extend the maturity date of the Credit Agreement for an additional year upon the payment of applicable fees and satisfaction of certain standard conditions. The Company also has the right to increase the amount of the Credit Agreement to $275 million with the lenders’ approval.
Interest is paid on the periodic advances under the Credit Agreement at varying rates, based upon LIBOR plus an agreed upon additional margin amount. The interest rate depends upon our level of outstanding indebtedness in relation to the value of our assets from time to time, as follows:

	Ratio of Total
	Indebtedness to Total
Level	Asset Value	Applicable Margin
1	Less than or equal to 0.35 to 1.00	2.75%
2	Greater than 0.35 to 1.00 but less than 0.45 to 1.00	3.00%
3	Greater than or equal to 0.45 to 1.00 but less than 0.50 to 1.00	3.25%
4	Greater than or equal to 0.50 to 1.00 but less than 0.55 to 1.00	3.50%
5	Greater than or equal to 0.55 to 1.00	3.75%
The Credit Agreement includes a LIBOR floor of 100 basis points. In addition to the interest payable on amounts outstanding under the Credit Agreement, we are required to pay an amount equal to 0.50% of the unused portion of the Credit Agreement if the unused portion of the Credit Agreement is greater than 50% and 0.40% if the unused portion of the Credit Agreement is less than 50%.

The Credit Agreement contains various corporate financial covenants. A summary of the most restrictive covenants is as follows:

Maximum leverage ratio	60%
Minimum fixed charge coverage ratio	1.3x — on or before June 29, 2012
1.4x — on or after June 30, 2012 and on or before June 29, 2013
1.5x — on or after June 30, 2013
Minimum tangible net worth	$1.457 billion
The Credit Agreement requires us to maintain a specific pool of unencumbered borrowing base properties. The unencumbered borrowing base assets are subject, among other restrictions, to the following limitations and covenants:
•	A minimum of five properties with an unencumbered borrowing base value, as defined, of not less than $250 million.
•	The unencumbered borrowing base must include the Westin Boston Waterfront, the Conrad Chicago and the Vail Marriott Mountain Resort and Spa. The Conrad Chicago and the Vail Marriott Mountain Resort and Spa may be released from the unencumbered borrowing base upon lender approval and certain conditions.
•	No single borrowing base asset shall contribute more than 40% of the adjusted net operating income, as defined, of the unencumbered borrowing base.
•	Not more than 40% of the adjusted net operating income, as defined, of the unencumbered borrowing base shall be located in one metropolitan statistical area.
•	Hotels leased under a ground lease (exclusive of the Boston Westin Waterfront Hotel) shall not contribute more than 33% of adjusted net operating income, as defined, of the unencumbered borrowing base.
•	The minimum implied debt service ratio of the unencumbered borrowing base assets shall be greater than 1.60x.
The Credit Agreement contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility.
The foregoing description of the Credit Agreement is qualified in its entirety by the full terms and conditions of the Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03. Our operating partnership had no direct borrowing under the Credit Agreement as of August 6, 2010.
ITEM 7.01. REGULATION FD DISCLOSURE
On August 6, 2010, an affiliate of the Company completed its acquisition of the Renaissance Charleston Historic District Hotel (the “Hotel”) for a contractual purchase price of $39 million. The Company financed the acquisition of the Hotel with corporate cash.
On August 9, 2010, the Company issued a press release announcing the closing of the Credit Facility and the completion of its acquisition of the Hotel. The press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for any purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.
ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibits.
See Index to Exhibits attached hereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY
Date: August 9, 2010	By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amended and Restated Credit Agreement, dated as of August 6, 2010 by and among DiamondRock Hospitality Limited Partnership, DiamondRock Hospitality Company, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. as Syndication Agent, Deutsche Bank Securities, Inc. and Citibank, N.A., as Co-Documentation Agents, and Wells Fargo Securities, LLC and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners

99.1	Press release dated August 9, 2010.